November 2020 Vector Group Ltd. owns Liggett Group, Vector Tobacco and New Valley. New Valley owns 100% of Douglas Elliman. TOBACCO EXECUTIVE MANAGEMENT • Fourth-largest cigarette manufacturer in the U.S. with a strong family of brands — Pyramid, Eagle 20’s, Montego, Grand Prix, Liggett Select and Eve — representing 14% share of the discount market. Howard M. Lorber President and Chief Executive O icer • Focused on brand strength and long-term profit growth, while continuing to evaluate opportunities to pursue incremental volume and margin growth. Richard J. Lampen • Annual cost advantage due to favorable treatment under the Master Settlement Agreement that Executive Vice President ranged between $160 million and $169 million from 2012 to 2019. J. Bryant Kirkland III • The only cigarette company to have reached a comprehensive settlement resolving substantially all Senior Vice President, Chief Financial O icer of the individual Engle progeny product liability cases pending in Florida. The Engle progeny cases and Treasurer have represented a substantial portion of Liggett’s pending litigation. Marc N. Bell Senior Vice President, General Counsel and Secretary Nicholas P. Anson President and Chief Operating O icer of Liggett Vector Brands J. David Ballard REAL ESTATE Senior Vice President, Enterprise E iciency and CTO • New Valley, which owns Douglas Elliman Realty, LLC, is a diversified real estate services and technology company that is seeking to acquire or invest in additional real estate properties or ventures. COMPANY HIGHLIGHTS 1 • New Valley has invested approximately $154 million , as of September 30, 2020, in a broad • Headquartered in Miami with an executive portfolio of real estate ventures. o ice in Manhattan and tobacco operations • Douglas Elliman is the largest residential real estate brokerage firm in the New York metropolitan in North Carolina area and the fourth-largest in the U.S. • Executive management and directors • Douglas Elliman’s closings totaled $25.3 billion for the last 12 months ended September 30, 2020, and it has more than 7,000 a iliated agents and approximately 95 o ices throughout the New York beneficially own 8% of the Company metropolitan area, South Florida, Southern California, and Massachusetts. • Reported cash of $4513 million and investments with fair value of $174 million at September 30, 2020. • Recognized as one of America’s Most Trustworthy Companies by Forbes in 2013 Adjusted EBITDA2 Revenues LTM 9/30/20 Tobacco Real Estate Corporate and Other Tobacco Real Estate $267M $293M $245M $259M $709M $308M $253M $270M TOTAL $249M $1.887B $28M $1.179B $11M $6M ($14M) ($15M) ($17M) ($15M) ($1M) 2017 2018 2019 LTM 9/30/20 1 Net of cash returned. 2 Vector’s Net income for the periods presented was $84.6M, $58.1M, $101M and $71.4M, respectively. Adjusted EBITDA are a Non-GAAP Financial Measure. Please refer to the Company’s Current Reports on Form 8-K, ﬁ led on February 28, 2019, May 3, 2019 and February 28, 2020 and dated November 4, 2020, respectively (Exhibit 99.1) for a reconciliation of Non-GAAP ﬁ nancial measures to GAAP 3 At September 30, 2020, this amount includes cash at Douglas Elliman of $76 million and cash at Liggett of $148 million. Excludes real estate investments. This summary contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have identiﬁ ed these forward-looking statements using words such as “could” and similar expressions. These statements reﬂ ect our current beliefs. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to diﬀ er materially from those expressed in, or implied by, such statements. Contact: Emily Claﬀ ey / Ben Spicehandler / Columbia Clancy of Sard Verbinnen & Co (212) 687-8080 vectorgroupltd.com